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                                                                     EXHIBIT 2.3

                         COOPERATIVE MARKETING, SUPPORT
                           AND DEVELOPMENT AGREEMENT


         COOPERATIVE MARKETING, SUPPORT AND DEVELOPMENT AGREEMENT dated as of this 10th day of August, 1997 (this "Agreement") between Digital Equipment Corporation, a Massachusetts corporation ("Digital"), and Genicom Corporation, a Delaware corporation ("Genicom").

         WHEREAS, on the date hereof, Digital and Genicom entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with respect to the acquisition by Genicom from Digital of certain assets, subject to certain liabilities, used worldwide in Digital's Printing Systems Business;

         WHEREAS, Digital and Genicom desire for Genicom exclusively, subject to the terms and conditions set forth herein, to perform many of the same functions as had been performed by Digital's Printing Systems Business in supporting the installed base of Digital branded printers and in the planning, design, acquisition, pre-sale, delivery and post-sales support cycles of Digital's customers' future purchases of printing systems solutions; and;

         WHEREAS, the parties hereto desire to work cooperatively with each other pursuant to the terms hereof with respect to the products and services each sells and provides.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth and in the Asset Purchase Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (individually, a "Party" and collectively, the "Parties") agree as follows:

         1. General. It is the intention of the Parties to have a cooperative alliance pursuant to the terms hereof whereby, primarily, Genicom provides printer product planning, product pricing, channel distribution, and inventory management to Digital's marketing channels in each geographic region and provides technical and customer support to Digital's installed base of legacy products and Digital branded printers purchased from Genicom ("Digital Branded Printers"). The Parties will work cooperatively as each other's supplier of complementary products and services for full service customer solutions such that Genicom will promote Digital computer systems with Genicom branded printers and Digital will offer Digital Branded Printers with Digital systems. Secondarily, the Parties will from time to time provide joint marketing programs and sales leads for each other's capabilities, products and services. The Parties agree that the provisions herein and the cooperative alliance hereunder shall be with respect to Digital Branded Printers and sales of printers by Genicom to its customers, provided, however, that the Parties may in the future expand the scope by amending this Agreement in the manner provided in Section 18(a) herein. The Parties acknowledge that it is Digital's policy generally to lead with Digital branded products in Digital's sales relationships, provided, however, that Digital and its customers may elect to purchase non-Digital branded products and Digital shall not be restricted in any manner from offering other products.


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         2.   Relationship Manager.  Each Party shall designate a relationship manager (a "Manager") for purposes of this Agreement who shall act as a coordinator on a worldwide basis for activities under this Agreement and have authority to make day-to-day operational decisions on behalf of such Party, provided, however, that this Agreement may only be amended as provided in
Section 18(a) herein. Each Manager shall not be obligated to devote his or her full business time and efforts to the performance of his or her obligations hereunder. The Manager for Digital shall initially be William Fischer and the Manager for Genicom shall initially be Art Gallo, provided, however, that either Party may change its Manager, from time to time, by providing written notice thereof to the other Party, and, provided, further, that the Manager from Digital shall be selected by Digital from its products division.

         1.  Operations, Exclusivity and Product Pricing.

         (a) Any Party's obligation to purchase products or services from the other Party shall be subject to basic order agreements or other agreements that the Parties may enter into, including, without limitation, the Basic Order Agreement entered into by the Parties as of the date hereof (the "Basic Order Agreement). Each Party's Manager shall identify and authorize specific individuals to address operational issues relating to orders and such agreements including, without limitation, warranties, returns, forecasting, and delivery.

         (b) The Parties acknowledge that the success of their cooperative relationship hereunder is dependent, among other things, on their products being competitively priced. For printers, related products, spare parts and consumables purchased from Genicom for Digital's internal consumption and Digital's service business' consumption for making internal and external repairs, Genicom's prices therefor will be equal to the lowest price for each type of Digital branded product and part that Genicom charges from time to time to its resellers, distributors and other preferred customers for comparable products in like circumstances, provided, however, that to the extent that the dollar volume of products purchased by Digital exceeds the volumes for such resellers, distributors and other preferred customers from time to time, the Parties shall negotiate more favorable prices than such lowest prices to the extent economically practicable. Genicom shall provide Digital with reasonable advance notice prior to increasing any of its prices for all printers, products, spare parts and consumables sold to Digital and/or through its distribution channels.

         (c) Digital acknowledges that during the term of this Agreement it desires to exclusively source from Genicom Digital Branded Printers pursuant to the terms and conditions hereof and a Basic Order Agreement of even date herewith between the parties hereto. In furtherance thereof, Genicom agrees that if it does not have at any time a particular product of comparable features, functions, quality, realiability and/or price available to timely meet the needs of Digital or any of its customers, it shall, if requested by Digital, use its best efforts to source such product to meet such needs and shall perform its other obligations hereunder in connection therewith, including, without limitation, testing and qualifying the product to ensure its quality, its compatibility with Digital's internal product development qualifications and approval processes (as described in Section 4(i) herein).
If Genicom shall not timely source such product of comparable features, functions, quality, reliability, availability and/or price, Digital shall, in addition to its other remedies hereunder, have the right to source the product on its own, which may contain Digital's tradename and brandname and Genicom shall cooperate in all respects in connection therewith and shall reimburse Digital for any reasonable incremental expenses incurred by Digital in furtherance thereof, provided, however, that this shall not be construed to impose on Genicom an obligation to support such product. Notwithstanding anything herein to the contrary, Digital is under no obligation to source from Genicom any non-Digital branded printers, which it may acquire on behalf of its customers or for its internal use from time to time.

         4. Product Development Assistance. The Parties acknowledge and agree that Genicom shall engage full-time in the development of new products to meet the needs of Digital and its customers. Each of the Parties will provide reasonable assistance to the other Party to jointly plan and develop new printing systems to be procured by Genicom for Digital's customers which are compatible with Digital's computer systems. Such assistance shall be limited to the following unless otherwise agreed to in writing between the Parties:

         i. For products being developed by Genicom which are intended to be Digital branded products, Genicom shall comply with Digital's internal product development qualification and approval processes, which shall include, among other things, providing Digital with information and access from time to time with respect to each phase of Genicom's development of printer products, providing Digital, at Genicom's expense, with prototypes or samples of its printer products and/or reasonable access thereto to facilitate testing of Genicom's existing and future products for compatibility and quality and providing Digital with hardware and software specifications and engineering development plans. The printer solutions shall address, among other things, the unique needs of Digital's installed base including support for the ANSI/PPL3 datastream and support for the LAT network protocol.

         ii. The Managers shall designate appropriate representatives of each Party to meet from time to time at such reasonable intervals not less than quarterly and at such reasonable times and locations as mutually agreeable to the Parties to (x) discuss Digital's and its customers' future requirements for printers and related products (including, without limitation, schedules and product pricing), (y) discuss Genicom's products strategy in order to assist it in supporting Digital's and its customers needs for printers and related products and (z) evaluate and, if appropriate, determine ways to enhance, Genicom's performance of its obligations under this Section 4.

         iii. Genicom shall devote appropriate personnel (in terms of a sufficient number of personnel with sufficient training and experience in the printer industry generally and with respect to Digital specifically) and financial and other resources to satisfy its product development obligations hereunder.

         iv. In furtherance of the Parties desire for Genicom to develop Digital compatible printer products, Genicom shall have the right to have access to and/or purchase from Digital its computer systems products for development and testing on the






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                 same terms and conditions that Digital generally offers from time to time to its ISV (Independent Software Vendor) partners. In addition, Genicom will maintain, at its expense, its own commercially reasonable facilities for research and development and for customer and technical support of Digital Branded Printers. Genicom shall also have access to Digital's laboratories and testing facilities, on the same terms and conditions that Digital generally offers from time to time to its ISV partners, to ensure system level compatibility for new products, and for remedying recurring field problems with Digital Branded Printers sold to customers, provided, however, that Digital shall not charge Genicom for its reasonable access to such facilities to remedy such recurring field problems. Digital agrees to give Genicom access to field test pre- release versions and final release versions of Digital's operating systems software, at no charge to Genicom; provided, however, that such access is limited to use necessary to develop printer products for Digital and subject to the confidentiality restrictions set forth herein. Digital agrees to allow Genicom to purchase legacy\obsolete hardware systems at cost and otherwise on standard terms and conditions.

         v. With respect to Digital's strategic alliance partners, to the extent that such alliance involves the development of printers by Digital (including Microsoft, Oracle and Xerox), Digital will continue to interface with such partners, provided, however, that upon Genicom's request, Digital will, at such times and on such other terms and conditions determined from time to time by Genicom and Digital, introduce Genicom to Digital alliance partners.

         vi. In furtherance of paragraph i. of this Section 4, Genicom agrees to work to develop printer products that are well integrated across all three of Digital's current operating systems environments and any other operating systems used in Digital systems. Under OpenVMS, Genicom will use the DCPS software product as the vehicle for achieving such integration. Under Digital UNIX, Genicom will work cooperatively with the Digital UNIX group for printer support for the lpd.lpr and Printxchange environments to achieve integration. Under the NT operating system, Genicom will be responsible for developing an integration plan that is acceptable to Digital. Digital shall continue to provide commercially reasonable service to integrate drivers and other printer software for the Digital UNIX group.

         vii. In furtherance of paragraph i. of this Section 4, Genicom shall be responsible for completely testing its new printer products and obtaining any necessary third party approvals prior to Digital providing its final approval for use with the Digital brand. Such final approval shall be provided pursuant to the terms and conditions of the Trademark License Agreement of even date herewith between Digital and Genicom (the "Trademark License Agreement"). Genicom shall provide Digital from time to time with Genicom's testing methodology and test results.

         5. Cooperative Marketing. The Parties hereto agree that their respective cooperative sales and marketing obligations under this Agreement shall be as set forth in this Section 5 unless otherwise agreed to in writing by the Parties.

         i. Genicom will provide full-time sales and marketing support to Digital's sales force (including the sales forces of all Digital channels, including without limitation, VARs, systems integrators, distributors and large end users), which will include, among other things, product training, pre-sales and post-sales support, technical support and providing relevant marketing materials and documentation. When requested by Digital or agreed to by Digital following a Genicom request, Genicom sales and marketing personnel will support Digital's sales force in system solution sales which include printing product requirements. Genicom will supplement their current sales and marketing organization with appropriate personnel (in terms of a sufficient number of personnel with sufficient training and experience in the printer industry generally and with respect to Digital specifically) dedicated to sales, support, marketing and management of the Digital Branded Products.

         ii. The Parties shall mutually agree upon three Digital employees with substantial sales experience in the Printing Systems Business to serve as Printer Market Development Executives (the "PMD Executives") whose compensation shall be funded by Digital in accordance with the limitations set forth herein. Each PMD Executive shall be assigned an exclusive territory (such territories to be the United States, Europe and Asia-Pacific) in which the PMD Executive shall facilitate the joint marketing and sales efforts of the Parties, including without limitation, facilitating marketing programs, joint trade show presentations and customer calls, defining the market, and organizing joint planning efforts. The Parties shall jointly assign sales targets for each of the PMD Executives such that the PMD Executives are compensated on a highly variable basis based on printer sales, with such sales targets and compensation to be mutually determined by the Parties. In addition, Genicom shall assign three senior sales executives (the "GC Executives") to work closely with the PMD Executives in their sales and marketing efforts. The Parties may, from time to time, replace its PMD Executives or GC Executives as the case may be, provided, however, that before any such replacement is made by a Party, the other Party shall have the opportunity to consult with the Party and/or interview potential replacements. The Parties agree that, for a period of two years from the date hereof, neither Party shall directly or indirectly induce, solicit, request or encourage, whether on behalf of a Party or others, any PMD Executive or GC Executive, as the case may be, to terminate his or her relationship with the other Party and/or to be employed by or consult to another Party.

         iii. The Parties acknowledge that in furtherance of this Agreement, commercially reasonable commissions and incentive programs for Digital's systems sales representatives will be funded by Digital in accordance with the limitations set forth herein. The Parties will develop a commission program for sales






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                 representatives that provides incentives for printer sales in all channels of distribution. The Parties will, from time to time, propose and jointly authorize and develop, special sales incentives and promotion programs for Digital sales and marketing representatives.

         iv. The total amount of the compensation, bonuses, and benefits for the PMD Executives and the commissions paid to Digital's sales representatives described in paragraphs ii. and iii. of this Section 5 shall be funded by Digital in an amount not to exceed fifty percent (50%) but not to be lower than thirty percent (30%) of the revenue royalty paid by Genicom to Digital under the Trademark License Agreement

         v. From time to time as reasonably requested by a Party, (x) Genicom will supply to Digital a contact listing of its key management personnel located at its headquarters and in the field and (y) Digital will supply to Genicom a contact listing of its key management personnel responsible for sales and marketing, for the sole purpose of effecting the objectives of this Agreement. Access to each Party's personnel shall be coordinated through such Party's Manager; provided, however, that communications between the personnel referred in (x) and (y) concerning day to day sales and marketing efforts shall not always require coordination by a Manager unless either Party reasonably determines that such coordination is necessary.

         vi. The Parties acknowledge that Digital's cooperative sales and marketing efforts hereunder on behalf of Genicom shall be primarily in support of Digital's systems sales. Digital's sales and marketing personnel will determine the appropriate circumstances pursuant to which they will provide appropriate Genicom personnel with sales leads and/or access to customers and information for printer sales presentations, on terms and conditions to be mutually determined by the parties from time to time.

         vii. Digital and Genicom will mutually determine the vehicles they will use to jointly promote each other's products and the scope of such promotional activity. With respect to Digital's promotional activities, the vehicles used will be reasonably consistent with Digital's other promotional vehicles then being used and may include, without limitation, Digital VAR Program, Digital Call Center, Account Programs, Industry Marketing Programs, Digital sponsored events, Digital's systems and options catalogs, Advantage menu, Inform, Sales Update, Web pages and links, DUPS Sales Training Programs and MES Upgrade Program. These promotional vehicles might also include co-logo promotional brochures, joint trade and industry show appearances and presentations at national and customer conferences, as well as other promotions, on such terms and conditions as may be agreed to by the Parties. In furtherance thereof, each Party will make available to the other Party, at the providing Party's expense, sales and marketing information in form suitable for use in such sales and marketing programs, provided, however, that to the extent






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                 Digital shall prepare such information primarily for use
                 hereunder, Digital shall not incur any expenses unless it agrees in writing in advance to do so. All aspects of such joint marketing program shall be approved in advance by both Parties, including, without limitation, the content of the promotional materials, the sales and marketing programs used and the frequency of the promotional efforts thereof. Digital shall also carry Genicom's Digital Branded Printers and related products on its price lists and shall also include Digital Branded Printers in its system configuration tables.

         viii. Digital will make available to Genicom, subject to the confidentiality restrictions set forth in Section 16 herein, certain printer sales and marketing history for the three fiscal years ending in June 1997 and Multi-Customer Service
                 (MCS) printer contact data and system account printer profiles to the extent the data is readily available to Digital. Genicom will use this data solely to build a marketing model that will increase the print solution content of systems solutions sales for Digital.

         ix. Genicom agrees that it will perform functions and activities similar to Digital's obligations under this Section 5 with respect to Digital's cooperative sales and marketing efforts to support and promote sales of Digital's systems products in connection with Genicom's sales of products, including, without limitation, joint promotional activities, offering Digital- funded incentives to Genicom's sales force, providing support to Digital's sales force in system solution sales, meeting regularly to review sales activities and strategies, and providing access, as Genicom determines to be appropriate, to Genicom's customers and strategic partners. The Parties may mutually agree from time to time upon certain programs to facilitate and encourage efforts to find sales leads.

         x. The Parties will jointly develop annual operating plan objectives for Digital Branded Printers, sales targets for PMD Executives, printer commission plans for Digital sales representatives, and specific demand generation programs by quarter. Genicom will, from time to time as reasonably determined by Digital, participate in sales meetings and provide speakers/training materials/program content for such meetings. Representatives from Digital and Genicom will also meet on a regularly scheduled basis to share and review sales structure, initiatives, product and brand strategies, channel strategy and marketing programs, future plans and current effectiveness.

         xi. The Parties agree that, except to the extent agreed to in advance in writing by Digital or as specifically provided herein, Digital shall not incur expenses under this Section 5 in connection with its obligations hereunder unless it would otherwise incur such expense in connection with the operation of its business generally.

         xii. Digital shall provide Genicom, at no cost, office space for Genicom's sales representatives selling Digital Branded Printers in those cities in Europe and






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                 Asia/Pacific in which Genicom does not have a physical
                 presence and in which Digital does and has office space available on terms and conditions similar to those set forth in the Occupancy Agreement of even date herewith, provided however, that Digital shall not be obligated to provided such office space to more than five (5) sales representatives. To the extent Digital provides to its personnel office space for visitors, Digital shall make such visitor's office space available to Genicom on the same terms and conditions as it provides to its personnel. The access to office space shall terminate upon the termination of this Agreement pursuant to
                 Section 14 hereof or upon the earlier closure of such facilities or if Digital vacates such facilities or no longer has available space therein. Genicom shall pay Digital for all expenses incurred by Digital in connection therewith other than for the space, including, without limitation, a reasonable allocation for secretarial support, telecommunications charges and the like.

          6. DCPS Software. Genicom agrees to provide commercially reasonable support for DCPS in the installed base or incorporated in any Genicom product sold under this Agreement or the Basic Order Agreement during the term of this Agreement unless the Parties mutually agree that such support is no longer necessary. The Parties agree to work cooperatively to address the economics of continuing support and to make economics a factor, along with, among other things, customer satisfaction, in deciding the appropriate level of DCPS support that should continue.

         7. Product Migration Plan. Genicom agrees to initially source Digital's existing products and components from (x) Digital's suppliers of such products and components prior to the date hereof, including, without limitation, pursuant to the Assigned Contracts and Purchase Orders (as such terms are defined in the Asset Purchase Agreement) and (y) pursuant to Section
6.13 of the Asset Purchase Agreement, from Digital's inventory of such products, components and consumables. Within sixty (60) days from the date hereof, the Parties will mutually agree upon a product migration plan with respect to Genicom's future sourcing of products, components and consumables. Subject to Section 3(c) herein, this plan will provide, among other things, (i) that Genicom shall have the right to source products, components and consumables from third party sources other than the sources currently used by Digital if the Genicom sourced products, components and consumables are compatible with the Digital sourced products, components and consumables and have comparable features, functions, price, availability and quality, all as reasonably and objectively determined by Digital, (ii) Genicom's rights to source products from third parties shall be subject to its obligations under the Asset Purchase Agreement with respect to Assigned Contracts and Purchase Orders (as such terms are defined in the Asset Purchase Agreement), and (iii) Genicom's right to source products from third parties shall take into account, among other things, Digital's customers' needs and satisfaction, and the ability of the third party supplier to timely supply a sufficient quantity of the products over a long period of time.

         8. Customer Support. To ensure ongoing support of Digital's installed base of legacy products and Digital Branded Products, Genicom agrees to provide, at its expense, customer and technical support, the quality and level of which will be at least comparable to






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the quality and level of support currently provided by Digital's Printing
Systems Business and by MCS, with respect to (i) Digital's installed base of legacy products (printers, software, supplies and options), (ii) legacy products sold by Digital, Genicom or Digital's representatives from Digital's existing inventory thereof and (iii) future Digital Branded Printers.

         i. Without limiting the generality of the foregoing, Genicom will ensure that it has sufficient expertise and resources in both its technical support and life-cycle engineering groups in order to manage Digital customer issues. In connection therewith, Genicom will designate a specific group of its employees (having a sufficient number of personnel with sufficient training and experience in the printer industry generally and with respect to Digital specifically) dedicated to providing technical support and managing problem reports from Digital's customer base.

         i. While it is anticipated that Digital's current legacy base of printers will, on its own time and pace, convert to new generations of printing systems, the parties explicitly agree that Genicom will not use escalated problems to recommend to customers to prematurely convert their Digital Branded Products to products manufactured by or for Genicom. The Parties agree that with regard to support the objective is current customer satisfaction with its existing products, not new sales.

         i. All selling efforts by Genicom in connection with replacement of legacy printer products will be first coordinated with the appropriate Digital account representative.

         iv. Digital may, from time to time, at its expense, conduct customer surveys to determine if Genicom is fulfilling its obligations hereunder with respect to Digital's customers.

         9. Laser Printer Products. The Parties acknowledge the critical need for new laser printer offerings in Digital's product line. Genicom will use its best efforts to have available for shipment during the fourth quarter of 1997, a family of Digital compatible, competitively priced and featured
laser printers with full Digital operating system support.   These printers
will initially include a color laser printer, 20 ppm and 40ppm laser printers (monochrome) and an LN17 printer (cost reduced version of Digital's current
LN17). The objective is to have this laser printer product family be plug compatible with Digital's currently installed base of laser printers. In satisfying its obligations hereunder, Genicom will work with Digital pursuant to the cooperative development provisions set forth in Section 4 herein. In addition to the laser printers, Genicom will use its best efforts to develop and have available for shipment during the fourth quarter of 1997, printer network management software for installing, setting up and managing the laser printers on a network. The software should be open to support industry standard mechanisms for managing printers (e.g., SNMP Printer MIBs).

         10. Distribution Channels. Genicom acknowledges the importance of Digital's right to control the distribution channels for Digital Branded Products. The parties agree that Digital Branded Products shall only be marketed and sold through Digital's current and future distributors, VARs, systems integrators, government contracts and its own sales force. Genicom shall obtain Digital's consent in writing, which may be given or withheld in Digital's sole discretion, if Genicom desires to market and sell Digital Branded Products through other channels.

         11. Expenses. Unless otherwise specified herein or otherwise agreed to in writing by the parties hereto, each party shall pay for its own costs and expenses incurred in connection with performing its obligations hereunder. Except pursuant to Section 15 herein for termination by Digital pursuant to Section 14(a) herein, Digital shall have no responsibility to Genicom for any expenses, losses or action incurred or undertaken by Genicom as a result of work performed or materials or equipment purchased by Genicom in anticipation of purchases of products by Digital unless specifically agreed to by Digital in writing.

         12.     Indemnification.

                 (a) Genicom shall indemnify, defend, and hold harmless Digital and its affiliates and their respective officers, directors, agents, employees, customers and strategic partners from and against any and all liabilities, losses, damages, demands, claims, suits, taxes and expenses, including reasonable legal fees and other expenses of litigation, arising out of or related to the performance by Genicom of its obligations hereunder and all products developed, sold or serviced by Genicom hereunder or under the Basic Order Agreement, except to the extent such liabilities or losses are directly attributable to the gross negligence or willful misconduct of Digital. Nothing herein shall be deemed to affect Digital's right to indemnification under the Asset Purchase Agreement or the Ancillary Agreements (as defined in the Asset Purchase Agreement).

                 (b) Digital shall indemnify, defend, and hold harmless Genicom and its affiliates and their respective officers, directors, agents and employees from and against any and all liabilities, losses, damages, demands, claims, suits, taxes and expenses, including reasonable legal fees and other expenses of litigation, arising out of or related to the performance by Digital of its obligations hereunder, except to the extent such liabilities or losses are directly attributable to the gross negligence or willful misconduct of Genicom. Nothing herein shall be deemed to affect Genicom's right to indemnification under the Asset Purchase Agreement or the Ancillary Agreements (as defined in the Asset Purchase Agreement).

               (c) In the event a Party provides the other Party with information and/or certifications as to compliance with applicable laws pursuant to Section 17(j) of this Agreement, the Party providing such information and/or certification shall indemnify and hold the other Party harmless from and against any claims, costs, or damages resulting from or arising out of the other Party's reliance on such information and/or certifications.

         13. Force Majeure. Neither Party shall be liable for or deemed in breach hereof because of any delay in the performance of its obligations to the extent caused by circumstances beyond its control and that could not have been prevented by the exercise of due diligence, including but not limited to fires, natural disasters, riots, wars, embargos, strikes, adverse weather conditions, or acts of God. The affected Party will promptly notify the other Party in writing, but in any event within ten (10) business days, after the beginning of any such cause which would affect its performance and shall promptly take actions to mitigate any problems caused thereby.

         14.   Term and Termination.

               (a) This Agreement shall remain in effect, unless terminated in the manner provided in Paragraph (b) below, until such time as either Party gives the other Party at least six (6) months prior written notice of termination, provided that such notice of termination pursuant to this
Section 14(a) [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE COMMISSION] and further provided that any such notice of termination given more than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE COMMISSION] from the date hereof shall be given at least twelve (12) months prior to the effective date of such termination.

               (b) If any of the following events occur with respect to a Party (hereinafter referred to as the "Defaulting Party"), the other Party shall have the right, in its sole discretion, to immediately terminate this Agreement in whole or in part:

               i. A material breach of this Agreement by the Defaulting Party which is not cured within thirty (30) days after notice thereof is provided to the Defaulting Party by the other Party; provided that if such default by its nature cannot be cured within said thirty (30) days and does not involve the payment of money, then if the Defaulting Party shall not immediately upon notice from the other Party commence curing such default and diligently and continuously pursue such remedy and cure such default within sixty
                          (60) days;

               ii. Digital has the right to and elects to terminate any of the agreements contemplated under the Asset Purchase Agreement, including, without limitation, a complete termination of the Trademark License Agreement, or a material breach, beyond any applicable cure period, by the Defaulting Party of any of its obligations to the other Party, including, without limitation, under the Asset Purchase Agreement and/or any of the Ancillary Agreements (as such term is defined in the Asset Purchase Agreement);

               iii. The Defaulting Party merges with a third-party (not a parent or subsidiary company) whereby the Defaulting Party is not the surviving corporation;

               iv. The Defaulting Party shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become;

               v. The Defaulting Party shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States bankruptcy code or other applicable federal, state or similar statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Defaulting Party of all or any substantial part of its properties;

               vi.        Within thirty (30) days after the
                          commencement of any proceedings against the Defaulting Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the United States bankruptcy code or other applicable federal, state or similar statute, law or regulation, such proceeding shall not have been dismissed or if, within thirty
                          (30) days after the appointment, without the consent or acquiescence of the Defaulting Party of all or any substantial part of its properties, such appointment shall not have been vacated; or

               vii. Genicom fails to provide Digital with quality printers and related products delivered on a timely basis and such failure continues for such period of time whereby it has or is likely to have in the aggregate a material adverse effect on (x) Digital's business as it relates to printer products, or (ii) Digital's ability to sell computer systems with printers manufactured or sourced by Genicom.

               viii. Any event, action or omission, whether intentional or otherwise (which is not cured with thirty (30) days after notice thereof is provided to the Defaulting Party by the other Party), which is reasonably determined to have or will have a material adverse effect on the business activities, financial or otherwise, reputation or goodwill of the Defaulting Party.

                 (c) If either Party elects to terminate this Agreement in the manner provided in Paragraph (b) above, it shall do so by giving the Defaulting Party written notice thereof. Upon termination by either Party as permitted in this Section 14 all obligations between the Parties as set forth in this Agreement shall terminate immediately, and each Party, will among other things (x) except as mutually agreed to by the Parties pursuant to Section 15(c), not hold themselves out to the public as having any cooperative relationship with the other pursuant to any marketing materials or otherwise,
(y) return all Confidential Information (as defined herein) of the other Party relating to the work and/or services to be performed under this Agreement, whether so obtained before or after the execution hereof, to the Party furnishing the same; and all Confidential Information received by either Party with respect to the business of the other Party shall be treated in accordance with Section 16 hereof and (z) pursuant to the Trademark License Agreement, cease selling Digital Branded Products.

                   (d) Neither Party shall be obligated for any indirect, special or consequential damages or lost profits incurred by the other Party under this Agreement.

         15.  Exit Conditions.

                 (a) In the event Digital terminates this Agreement pursuant to Section 14(a) and fails to give Genicom at least six (6) months prior written notice of such termination, Digital shall be responsible for all on-hand and on-order inventory relating to specific large end user contracts, government contracts, or any other unique forecasted requirements, provided, however, that Genicom shall use commercially reasonable efforts to mitigate the amount of such on-hand and on-order inventory, which efforts shall include, without limitation, (i) selling the inventory to its customers prior to procuring comparable inventory and providing its sales force with commercially reasonable incentives therefor and (ii) reworking unique inventory to the extent commercially practicable, to permit its sale in the ordinary course of business.

                 (b) In the event of termination of this Agreement pursuant to Section 14(a), at Digital's request, the Parties will negotiate an agreement for providing customer and technical support to Digital's installed legacy base of printers and other Digital Branded Printers that appropriately covers Genicom's costs and profit margin.

                 (c) In the event that Digital provides at least six months notice to terminate this Agreement pursuant to Section 14(a), Genicom, at its option (with such option to be elected by notice in writing to Digital within ten (10) days after Digital provides notice of termination under Section 14(a)) may elect, in lieu of continuing all aspects of this Agreement in full force and effect until the expiration of the six month period, to terminate the royalty payments contemplated thereunder, whereupon the Parties obligations under Sections 1, 2, 3(a), 3(c) 4, 5 and 9 herein shall terminate and be of no further force and effect.

                 (d) Upon the termination of this Agreement for any reason, Genicom shall, upon Digital's request, continue to provide certain services to Digital on commercially reasonable terms and for a commercially reasonable period of time to assist Digital in transitioning to another supplier or suppliers of printer products, including, without limitation, continuing to procure printer products, components and consumable for Digital's benefit and providing Digital with access to specifications, drawings and other technical data for the Digital Branded Products.

                 (e) In the event of termination of this Agreement pursuant to Section 14(a), Genicom may continue to indicate, in a manner to be agreed upon by the Parties, on Genicom's consumables associated with the Digital branded products marketed by Genicom during the term of this Agreement, that such consumables have such history and/or compatibility with Digital branded products. In addition, the Parties shall discuss further whether they can reach agreement on making such indications with respect to other products marketed during the term of this Agreement.

                 (e) In the event of a termination of this Agreement pursuant to Section 14(a) it is understood that Genicom may continue after the effective date of such termination to sell Digital branded products as part of an orderly liquidation process which shall be completed within 90 days after the effective date of such termination.

         16.     Confidential Information.

                 (a) Each of the Parties shall maintain as confidential and shall not disclose to any person outside its employ, nor use for purposes other than performance of this Agreement, any proprietary information, trade secrets, confidential data or know-how of the other party relating to this Agreement and the performance of the Parties obligations hereunder which is made or becomes known to either Digital or Genicom (the "Recipient") as a result of this Agreement ("Confidential Information"). "Confidential Information" shall include, but shall not be limited to proprietary, technical developmental, engineering, operating, performance, know-how, trade secrets, business and process information related to products, purchasing, pricing and financial information and all records, models, prototypes or other media containing or disclosing such information and techniques, manufacturing capacity and yields, labor and value added rates, prices, product plans, personnel names, material sources and costs, approved vendors, quality data, build to order systems processes, customer names, test processes, shipment volumes necessarily communicated between the Parties as part of performance hereunder. Immediately upon termination of this Agreement for any reason, the Recipient shall promptly return to the other party hereto all tangible forms of Confidential Information and all copies thereof. Title to all Confidential Information shall be and remain with the party providing such Confidential Information. Confidential Information shall not include information (i) already known by the Recipient other than pursuant to its due diligence efforts in connection with its entering into the Asset Purchase Agreement and the agreements contemplated thereunder, (ii) in the public domain, except as a result of the Recipient's breach of its obligations hereunder, (iii) independently developed by the Recipient without reliance on the Confidential Information or (iv) otherwise obtained by the Recipient from a third party without similar restrictions and without breach of any obligation owed to the disclosing party. The Parties shall mutually develop and implement a plan that addresses confidentiality, data security, account management, communication access and physical security in connection with the Parties' obligations hereunder.

                 (b) Without Digital's prior written consent or except as required by law, Genicom shall not in any manner disclose, advertise, or publish the existence of this Agreement or any terms of transactions under this Agreement, provided, however, that during the term of this Agreement, Genicom may identify itself in its publications and marketing materials as being an alliance partner of Digital using language mutually agreed to in writing by the Parties and Genicom may file this Agreement as an exhibit to any filings with the Securities and Exchange Commission that it is required to file as reasonably determined by its counsel, provided that Genicom, at its expense, requests and uses its best efforts to obtain confidential treatment for any information contained herein reasonably requested in writing by Digital.
Except as specifically agreed to in writing by Digital, Genicom shall not use Digital's name, trademark, logo or any derivations thereof for any other purpose.

                 (c) The Confidentiality restrictions under paragraphs (a) and (b) of this Section 16 shall survive the expiration or termination of this Agreement.

         17. No Implied License. The Parties understand that, except as may be otherwise expressly stated in any agreement entered into between them, neither the terms and conditions of this Agreement, nor the acts of either Party arising out of this Agreement may be considered in any way as a grant of any license whatsoever under any of either Party's present or future patents, copyrights, trademarks, trade secrets, Confidential Information or other proprietary rights, nor is any such license granted by implication, estoppel, or otherwise.

         18.     Miscellaneous

                 (a) Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties hereto.

                 (b) Waiver. Either Digital or Genicom may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party to be bound thereby.

                 (c) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         (x)     if to Digital:

                                  Digital Equipment Corporation
                                  111 Powdermill Road
                                  Maynard, Massachusetts 01754
                                  Attention: Harold D. Coppermen
                                  Telephone No.: (508) 467-7560
                                  Facsimile No.: (508) 493-7310

                 with a copy to:

                                  Digital Equipment Corporation
                                  111 Powdermill Road
                                  Maynard, Massachusetts 01754-1499
                                  Attention:  Cindy Lewis; Esq.
                                  Telephone No.: (508) 493-5242
                                  Facsimile No.: (508) 493-7310

                 with an additional copy to:

                                  Mintz, Levin, Cohn, Ferris,
                                    Glovsky and Popeo, P.C.

                                  One Financial Center
                                  Boston, Massachusetts 02111
                                  Attention: Richard A. Goldman, Esq.
                                  Telephone No.: (617) 542-6000
                                  Facsimile No.: (617) 542-2241

         (y)     if to Genicom:

                                  Genicom Corporation
                                  14800 Conference Center Drive
                                  Chantilly, Virginia 20151
                                  Attention: Paul Winn, President
                                       and Chief Executive Officer
                                  Telephone No.: (703) 802-9200
                                  Facsimile No.: (703) 802-8618

                 with a copy to:

                                  McGuire, Woods, Battle & Boothe, L.L.P.
                                  One James Center
                                  901 East Cary Street
                                  Richmond, Virginia 23219
                                  Attention: Jane Whitt Sellers, Esq.
                                  Telephone No.: (804) 775-1000
                                  Facsimile No.: (804) 775-1061

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

                 (d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the transactions contemplated hereby are not affected in any manner materially adverse to either of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                 (f) Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement between the Parties and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and supersedes all prior oral written agreements and understanding relating to the subject matter hereof.

                 (g) Assignment; Successors. The rights and obligations under this Agreement may not be assigned by either Party hereto without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, in whole or in part, to such Party's wholly-owned subsidiaries without the other Party's consent, provided, further, that no such assignment shall relieve such Party from its obligations or liabilities hereunder. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each Party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

                 (h) Independent Contractor Status. The Parties acknowledge and agree that nothing herein and the performance of each Party's obligations hereunder shall not create or imply a partnership or joint venture between the Parties and shall not make either of the Parties a partner, venturer or agent of the other for any purpose.

                 (i) Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought either in the courts of The Commonwealth of Massachusetts, the Commonwealth of Virginia or the United States of America for the District of Massachusetts or the Eastern District of Virginia. By execution and delivery of this Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to this Agreement and the rights and obligation of the Parties hereunder. The Parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it or he is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the Parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the Party at its or his address set forth in Section 18(c) hereof and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 18(i) shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

                 (j) Compliance With Laws. Each Party shall, in the performance of its obligations hereunder, fully comply with all applicable federal, state, local, foreign and other laws and regulations. Upon reasonable request, each Party shall provide the other Party with information and certifications required to demonstrate compliance with applicable laws and regulations for the work and/or services performed under this Agreement. Such Party shall indemnify and hold the other Party harmless from and against any claims, costs, or damages resulting from or arising out of the other Party's reliance on such information and/or certifications.

                 (k) Interpretation. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

                 (l) Counterparts. This Agreement shall become effective upon execution by both Parties. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


                               DIGITAL EQUIPMENT CORPORATION


                               By:/s/Harold D. Copperman
                                  Harold D. Copperman, Senior Vice President and General Manager, Digital Products Division



                               GENICOM CORPORATION


                               By:/s/Paul T. Winn
                                  Paul T. Winn, President and Chief
                                  Executive Officer